EXHIBIT 99.1

FOR IMMEDIATE RELEASE

NEW YORK CITY REIT ANNOUNCES FIRST QUARTER 2022 RESULTS

New York, May 13, 2022 - New York City REIT, Inc. (NYSE: NYC) (“NYC” or the “Company”), a real estate investment trust that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City, announced today its financial and operating results for the first quarter ended March 31, 2022.

First Quarter 2022 and Subsequent Event Highlights

•Revenue increased $0.5 million to $15.6 million from $15.2 million in the first quarter, 2021
•Net loss attributable to common stockholders was $11.1 million compared to $13.5 million in first quarter 2021
•Cash net operating income (“NOI”) increased $0.1 million to $5.7 million from $5.6 million in prior year first quarter
•Funds from Operations (“FFO”) improved by $0.9 million to negative $4.1 million, compared to negative $5.0 million in first quarter 2021
•Core Funds from Operations (“Core FFO”) grew by $0.9 million to negative $2.0 million from negative $2.9 million in first quarter 2021
•Collected 98% of original cash rent due in first quarter 20221, up from 87% in first quarter 2021
•71% of annualized straight-line rent from Top 10 tenants2 is derived from investment grade or implied investment grade3 rated tenants with a weighted-average remaining lease term of 9.5 years as of March 31, 2022
•Portfolio occupancy grew to 84.4% as of March 31, 2022 from 82.9% in the fourth quarter, 2021, with weighted-average lease term4 of 6.8 years
•Portfolio debt is 100% fixed rate with no maturities through the end of 2023
•Independent directors increased ownership of NYC Class A Common stock to over 57,000 shares and affiliates of NYC’s advisor have increased ownership to over 1,500,000 shares as of May 1, 2022
•Total Return including dividends paid of 71.8% for the period beginning January 1, 2021 through March 31, 2022, outperforming the S&P 500

CEO Comments

“We are pleased with the occupancy gains we achieved this quarter and the near complete collection of rents,” said Michael Weil, CEO of NYC. “With year-over-year growth in revenue, EBITDA and Core FFO and a strong balance sheet with 100% fixed-rate debt we are well positioned to continue to build on that momentum as a pure-play NYC portfolio this year. Our shareholders have seen exceptional total return outperformance since the beginning of 2021 and we are extremely enthusiastic about the many value-creating opportunities we see ahead through the combination of our diligent management and the continued return to a pre-pandemic life in New York City.”

Financial Results

	Three Months Ended March 31,
(In thousands, except per share data)	2022	2021
Revenue from tenants	$15,646	$15,186

Net loss attributable to common stockholders	$(11,105)	$(13,535)
Net loss per common share (a)	$(0.84)	$(1.06)

FFO attributable to common stockholders	$(4,124)	$(5,009)
FFO per common share (a)	(0.31)	$(0.39)

Core FFO attributable to common stockholders	$(2,004)	$(2,894)
Core FFO per common share (a)	$(0.15)	$(0.23)
(a) All per share data based on 13,299,650 and 12,780,027 diluted weighted-average shares outstanding for the three months ended March 31, 2022 and 2021, respectively.

Real Estate Portfolio

The Company’s portfolio consisted of eight properties comprised of 1.2 million rentable square feet as of March 31, 2022. Portfolio metrics include:

•84.4% leased
•6.8 years remaining weighted-average lease term
•71% of annualized straight-line rent5 from top 10 tenants derived from investment grade or implied investment grade tenants with 9.5 years of weighted-average remaining lease term
•Diversified portfolio, comprised of 22% financial services tenants, 18% government and public administration tenants, 15% non-profit and 45% all other industries, based on square feet

Capital Structure and Liquidity Resources

As of March 31, 2022, the Company had $10.3 million of cash and cash equivalents.6 The Company’s net debt7 to gross asset value8 was 39.9%, with net debt of $389.2 million.

All of the Company’s debt was fixed-rate as of March 31, 2022. The Company’s total combined debt had a weighted-average interest rate of 4.4%.9

Rent Collection Update

First Quarter of 2022

For the first quarter of 2022, NYC collected 98% of the original cash rents that were due across the portfolio, including 97% of the original cash rent payable from the top 10 tenants in the portfolio (based on annualized straight-line rent). Cash rent collected includes both contractual rents and deferred rents paid during the period.

Footnotes/Definitions

1 Comparing the percentage of Cash Rent due and collected for Q1’2022 against Q1’2021. See Annual report on Form 10 K for additional detail regarding Cash Rent collections. “Cash Rent” represents total of all contractual rents on a cash basis due from tenants as stipulated in the originally executed lease agreements for the applicable period taking into account any deferrals or lease amendments. “Original Cash Rent” refers to contractual rents on a cash basis due from tenants as stipulated in their originally executed lease agreement based on leases in place for the applicable period, prior to any rent deferral agreement We calculate “Original Cash Rent collections” by comparing the total amount of rent collected during the period to the original Cash Rent due for the applicable period. Total rent collected during the period includes both original Cash Rent due and payments made by tenants pursuant to rent deferral agreements. This information may not be indicative of any future period.
2 Top 10 tenants represent based on annualized straight-line rent as of March 31, 2022.
3 As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent, guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or by using a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of March 31, 2022. Based on annualized straight-line rent, top 10 tenants are 51% actual investment grade rated and 20% implied investment grade rated.
4 The weighted-average remaining lease term (years) is based on annualized straight-line rent as of March 31, 2022.
5 Annualized straight-line rent is calculated using the most recent available lease terms as of March 31, 2022.
6 Under one of our mortgage loans, we are required to maintain minimum liquid assets (i.e. cash and cash equivalents) of $10.0 million.
7 Total debt of $399.5 million less cash and cash equivalents of $10.3 million as of March 31, 2022. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
8 Defined as the carrying value of total assets of $810.2 million plus accumulated depreciation and amortization of $164.7 million as of March 31, 2022.
9 Weighted based on the outstanding principal balance of the debt.

Webcast and Conference Call
NYC will host a webcast and call on May 13, 2022 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the NYC website, www.newyorkcityreit.com, in the “Investor Relations” section.
Dial-in instructions for the conference call and the replay are outlined below.
To listen to the live call, please go to NYC’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the NYC website at www.newyorkcityreit.com.
Live Call
Dial-In (Toll Free): 1-888-330-3127
International Dial-In: 1-646-960-0855
Conference ID: 5954637
Conference Replay*
Domestic Dial-In (Toll Free): 1-800-770-2030
International Dial-In: 1-647-362-9199
Conference Number: 5954637
*Available from May 13, 2022 through September 16, 2022.
About New York City REIT, Inc.
New York City REIT, Inc. (NYSE: NYC) is a publicly traded real estate investment trust listed on the NYSE that owns a portfolio of high-quality commercial real estate located within the five boroughs of New York City. Additional information about NYC can be found on its website at www.newyorkcityreit.com.
 Supplemental Schedules
The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of NYC’s website at www.newyorkcityreit.com and on the SEC website at www.sec.gov.
Important Notice
The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and other countries, as well as other public and private actors and companies, on the Company, the Company’s tenants, and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be identified or completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on March 18, 2022 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.
Accounting Treatment of Rent Deferrals
The majority of the concessions granted to our tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. As a result of relief granted by the FASB and the SEC related to lease modification accounting, rental revenue used to calculate Net Income, NAREIT FFO and Core FFO have not been, and we do not expect it to be, significantly impacted by these types of deferrals.

Contacts:

Investors and Media:
Email: info@ar-global.com
Phone: (866) 902-0063

New York City REIT, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	March 31, 2022	December 31, 2021
ASSETS	(Unaudited)
Real estate investments, at cost:
Land	$192,600	$192,600
Buildings and improvements	573,667	572,576
Acquired intangible assets	87,478	87,478
Total real estate investments, at cost	853,745	852,654
Less accumulated depreciation and amortization	(164,741)	(157,880)
Total real estate investments, net	689,004	694,774
Cash and cash equivalents	10,342	11,674
Restricted cash	12,989	16,754
Operating lease right-of-use asset	55,114	55,167
Prepaid expenses and other assets	5,730	9,293
Derivative asset, at fair value	149	—
Straight-line rent receivable	27,144	25,838
Deferred leasing costs, net	9,710	9,551
Total assets	$810,182	$823,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$393,002	$398,117
Accounts payable, accrued expenses and other liabilities (including amounts due to related parties of $646 and $141 at March 31, 2022 and December 31, 2021, respectively)	10,141	8,131
Operating lease liability	54,757	54,770
Below-market lease liabilities, net	3,898	4,224
Derivative liability, at fair value	—	1,553
Deferred revenue	4,785	5,120
Total liabilities	466,583	471,915

Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued and outstanding at March 31, 2022 and December 31, 2021	—	—
Common stock, $0.01 par value, 300,000,000 shares authorized, 13,371,810 and 13,277,738 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	134	133
Additional paid-in capital	692,212	691,118
Accumulated other comprehensive loss	197	(1,553)
Distributions in excess of accumulated earnings	(363,183)	(350,709)
Total stockholders’ equity	329,360	338,989
Non-controlling interests	14,239	12,147
Total equity	343,599	351,136
Total liabilities and equity	$810,182	$823,051

New York City REIT, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31,
	2022	2021
Revenue from tenants	$15,646	$15,186

Operating expenses:
Asset and property management fees to related parties	1,922	1,907
Property operating	8,578	8,736
Equity-based compensation	2,120	2,115
General and administrative	2,398	2,732
Depreciation and amortization	6,981	8,526
Total operating expenses	21,999	24,016
Operating loss	(6,353)	(8,830)
Other income (expense):
Interest expense	(4,715)	(4,713)
Other (expense) income	(37)	8
Total other expense	(4,752)	(4,705)
Net loss and Net loss attributable to common stockholders	$(11,105)	$(13,535)

Net loss per share attributable to common stockholders — Basic and Diluted	$(0.84)	$(1.06)
Weighted-average shares outstanding — Basic and Diluted	13,299,650	12,780,027

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,
	2022	2021
Adjusted EBITDA
Net loss and Net loss attributable to common stockholders	$(11,105)	$(13,535)
Depreciation and amortization	6,981	8,526
Interest expense	4,715	4,713
Equity-based compensation	2,120	2,115
Other expense	37	8
Adjusted EBITDA	2,748	1,827
Asset and property management fees to related parties	1,922	1,907
General and administrative	2,398	2,732
NOI	7,068	6,466
Accretion of below- and amortization of above-market lease liabilities and assets, net	(51)	(215)
Straight-line rent (revenue as a lessor)	(1,303)	(640)
Straight-line ground rent (expense as lessee)	27	28
Cash NOI	$5,741	$5,639

Cash Paid for Interest:
Interest expense	$4,715	$4,713
Amortization of deferred financing costs	(385)	(385)
Total cash paid for interest	$4,330	$4,328

New York City REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended March 31,		Three Months Ended December 31,
	2022	2021	2021
Net loss and Net loss attributable to common stockholders (in accordance with GAAP) (1)	$(11,105)	$(13,535)	$(3,755)
Impairment of real estate investments	—	—	1,039
Depreciation and amortization	6,981	8,526	7,657
FFO (as defined by NAREIT) attributable to common stockholders (1)	(4,124)	(5,009)	4,941
Equity-based compensation	2,120	2,115	2,119
Core FFO attributable to common stockholders (1)	$(2,004)	$(2,894)	$7,060

(1) Net Loss, FFO and Core FFO for the three months ended December 31, 2021 includes income from the accelerated amortization of the remaining unamortized balance of below-market lease liabilities of approximately $7.7 million, which is recorded in Revenue from tenants in the consolidated statements of operations.
Net Loss, FFO and Core FFO for the three months ended December 31, 2021, includes income from lease termination fees of $1.4 million, which is recorded in Revenue from tenants in the consolidated statements of operations. Such termination payments represent cash income for accounting and tax purposes and as such management believes they should be included in both FFO and Core FFO. The termination fees were collected from the tenants and earned and recorded as income in the third and fourth quarters of 2021.

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including Funds from Operations (“FFO”), Core Funds from Operations (“Core FFO”), Earnings before Interest, Taxes, Depreciation and Amortization (“ EBITDA”), Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”) and Cash Paid for Interest. While NOI is a property-level measure, Core FFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided above.
Caution on Use of Non-GAAP Measures
FFO, Core FFO, EBITDA, Adjusted EBITDA, NOI, Cash NOI and Cash Paid for Interest should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current National Association of Real Estate Investment Trusts (“NAREIT”), an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate Core FFO differently than we do. Consequently, our presentation of FFO and Core FFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and Core FFO useful indicators of our performance. Because FFO and Core FFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and Core FFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and Core FFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and Core FFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and Core FFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Core Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our New York City Operating Partnership L.P.) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.
Core Funds from Operations
Beginning in the third quarter 2020, following the listing of our Class A common stock on the NYSE, we began presenting Core
FFO as a non-GAAP metric. We believe that Core FFO is utilized by other publicly-traded REITs although Core FFO presented by us may not be comparable to Core FFO reported by other REITs that define Core FFO differently. In calculating Core FFO, we start with FFO, then we exclude the impact of discrete non-operating transactions and other events which we do not consider representative of the comparable operating results of our real estate operating portfolio, which is our core business platform. Specific examples of discrete non-operating items include acquisition and transaction related costs for dead deals, debt extinguishment costs and non-cash equity-based compensation. We add back non-cash write-offs of deferred financing costs and prepayment penalties incurred with the early extinguishment of debt which are included in net income but are considered financing cash flows when paid in the statement of cash flows. We consider these write-offs and prepayment penalties to be capital transactions and not indicative of operations. By excluding expensed acquisition and transaction dead deal costs as well as non-operating costs, we believe Core FFO provides useful supplemental information that is comparable for each type of real estate investment and is consistent with management’s analysis of the investing and operating performance of our properties. In future periods, we may also exclude other items from Core FFO that we believe may help investors compare our results.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income, Cash Net Operating Income and Cash Paid for Interest.
We believe that EBITDA and Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, fees related to the listing related costs and expenses, other non-cash items such as the vesting and conversion of the Class B Units, equity-based compensation expense and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI, is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.
Cash Paid for Interest is calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net. Management believes that Cash Paid for Interest provides useful information to investors to assess our overall solvency and financial flexibility. Cash Paid for Interest should not be considered as an alternative to interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to our financial information prepared in accordance with GAAP.